Exhibit 10.4

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
UNDER THE MONOGRAM RESIDENTIAL TRUST, INC.
SECOND AMENDED AND RESTATED INCENTIVE AWARD PLAN
Name of Grantee:    __________________________________________
No. of Restricted Stock Units:    _________________________
Grant Date:    _________________________
Pursuant to the Monogram Residential Trust, Inc. Second Amended and Restated Incentive Award Plan (the “Plan”), Monogram Residential Trust, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock (the “Stock”) of the Company.
1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.    Vesting of Restricted Stock Units. The restrictions imposed on the Restricted Stock Units shall lapse on the Vesting Dates specified in the following schedule so long as the Grantee remains in service as a member of the Board on such Dates.

Incremental Number of Restricted Stock Units Vested	Vesting Date
___________(33⅓%)	The earlier of the first anniversary of Grant Date or the first annual stockholder meeting following Grant Date
____________(33⅓%)	The earlier of the second anniversary of Grant Date or the second annual stockholder meeting following Grant Date
_____________(33⅓%)	The earlier of the third anniversary of Grant Date or the third annual stockholder meeting following Grant Date
Notwithstanding the foregoing, the Grantee shall become fully vested in the Restricted Stock Units in the event of his death or disability while serving on the Board or in the event of a Change of Control.

3.    Termination of Service. If the Grantee’s service with the Company and its Subsidiaries terminates for any reason (other than death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
4.    Issuance of Shares of Stock. Within 30 days after the earliest of (a) a Change of Control, (b) the Grantee’s “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, or (c) the Grantee’s death, the Company shall issue to the Grantee (or the Grantee’s estate, in the case of death) the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
5.    Dividend Equivalent Rights. Prior to the settlement date provided in Paragraph 4 above, on each date that the Company makes a dividend payment on its Stock to its stockholders, it shall make a cash payment to the Grantee in an amount equal to the product of (x) the amount of dividend payable per share of Stock multiplied against (y) the number of Restricted Stock Units awarded to the Grantee under this Award.
6.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
7.    No Obligation to Continue as a Director. Neither the Plan nor this Award confers upon the Grantee any rights with respect to continuance as a Director.
8.    Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
9.    Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

10.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
MONOGRAM RESIDENTIAL TRUST, INC.
By:    ________________________________
Daniel J Rosenberg
Senior Vice President, General Counsel
and Secretary
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.
Dated:    ________________________        ___________________________________
Grantee’s Signature

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